UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 9, 2014

SUPERVALU INC.

(Exact name of registrant as specified in its charter)

Delaware	1-5418	41-0617000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7075 Flying Cloud Drive Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 828-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On January 9, 2014, Robert G. Miller, non-executive chairman of the Board of Directors (the “Board”) of SUPERVALU INC. (“SUPERVALU” or the “Company”) resigned from the Board, effective January 9, 2014, in order to focus on other demands.  Mr. Miller will continue to serve as a non-paid advisor to the Board.

Mr. Miller was designated to serve on the Board by Symphony Investors LLC (“Symphony Investors”) pursuant to the terms of the Tender Offer Agreement (the “Tender Offer Agreement”), dated January 10, 2013, by and between SUPERVALU, Symphony Investors and Cerberus Capital Management, L.P.  Symphony Investors waived its right under the Tender Offer Agreement to have Mr. Miller’s vacancy filled with its designee, provided that Symphony Investors will have the right to designate an individual to the Board upon the first occurrence of a vacancy, if any, on the Board before March 21, 2015 caused by the death, disability, resignation or removal of a director who is not an officer or employee of SUPERVALU or its subsidiaries or caused by an increase in the number of directors serving on the Board.

As compensation for his service as a director and non-executive chairman of the Board and in lieu of any other compensation payable to him as a non-employee director of the Company and non-executive chairman, Mr. Miller was granted an option to purchase one million shares of SUPERVALU common stock on May 7, 2013.  In connection with Mr. Miller’s resignation, the Board approved the accelerated vesting of 66.7% of this stock option and extended the period during which Mr. Miller is permitted to exercise the option for such vested shares from one year following his resignation to the end of the Company’s 2017 fiscal year (February 25, 2017).

(d)  On January 9, 2014, the Board appointed Gerald L. Storch as director and  non-executive chairman of the Board, effective January 10, 2014.

Mr. Storch, 57, is chairman and chief executive officer of Storch Advisors, Inc., a senior management advisory and consulting firm that focuses primarily on retailing, e-commerce, consumer products and services, and consumer financial services.  From 2006-2013, Mr. Storch was chairman and chief executive officer of Toys “R” Us, Inc., where he helped grow the company into a $13 billion global retailer, including expanding the company’s e-commerce business and overseeing several large scale mergers and acquisitions.  Prior to his tenure at Toys “R” Us, Mr. Storch served as vice chairman of Target Corporation, a $70 billion retailer. During more than a decade with Target, Mr. Storch led the retailer’s e-commerce site, target.com, the Target grocery business and the Target Financial Services credit card business, and oversaw Marshall Field’s Department Stores.  He currently serves as a member of the Board of Directors of Bristol Myers Squibb Company and Fanatics Inc.  Mr. Storch received a Master of Business Administration from Harvard Business School, a Juris Doctor from Harvard Law School and holds a Bachelor of Arts from Harvard College.

The Board has determined that Mr. Storch is an independent director under the New York Stock Exchange listing standards. As a result of Mr. Storch’s independence, Mr. Philip Francis will no longer serve in the role of lead director.

Mr. Storch will receive the standard compensation for non-employee directors of the Company as set forth in the Company’s Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on June 3, 2013, plus an annual retainer of $100,000 for serving as non-executive chairman, all prorated by 50% to reflect his service from January 10, 2014 to the 2014 Annual Meeting of Stockholders.

On January 13, 2014, the Company issued a News Release relating to the resignation of Mr. Miller from the Board and the appointment of Mr. Storch to the Board.  A copy of the News Release issued by the Company is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1	News Release, dated January 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2014

SUPERVALU INC.

By:	/s/ Bruce H. Besanko

Bruce H. Besanko
Executive Vice President and Chief Financial Officer
(Authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit Number	Description
99.1	News Release, dated January 13, 2014